Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2005, relating to the financial statements of Wisconsin Gas LLC (formerly Wisconsin Gas Company), which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the adoption on January 1, 2002 of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” appearing in the Annual Report on Form 10-K of Wisconsin Gas LLC for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

November 11, 2005